Exhibit J1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2007, relating to the financial statements and financial highlights, which appears in the December 31, 2006 Annual Report to Shareholders Legg Mason Global Income Trust (one of the portfolios comprising Legg Mason Global Trust, Inc.), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland

September 18, 2007